The Target Portfolio Trust
For the period ended 12/31/05
File number 811-7064

SUB-ITEM 77-D

Policies With Respect to Security Investment

EXHIBITS

STRATEGIC PARTNERS ASSET ALLOCATION FUNDS

STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

THE TARGET PORFOLIO TRUST

Supplement dated December 13, 2005
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Cris Posada no longer serves as a portfolio manager of
the Strategic Partners Conservative Allocation Fund, the Strategic Partners Moderate Allocation Fund and the Strategic Partners Growth Allocation Fund, each a series of Strategic Partners Asset Allocation Funds; the Strategic Partners Large Capitalization Value Fund, a series of the Strategic Partners Style Specific Funds; and the Large Capitalization Value Portfolio of The Target Portfolio Trust (collectively the Funds). All references in the Funds' prospectus and statement of additional information to Cris Posada are deleted.

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